UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 30, 2006 (November 24, 2006)

Wonder Auto Technology, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-50883	88-0495105
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 56 Lingxi Street
Taihe District
Jinzhou City, Liaoning
People’s Republic of China, 121013
(Address of Principal Executive Offices)

(86) 0416-5186632
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On November 24, 2006, Jinzhou Halla Electrical Equipment Co., Ltd. (“Halla”), a wholly-owed subsidiary of Wonder Auto Technology, Inc. (the “Company”) entered into a Loan Agreement (the “Agreement”) with DEG - Deutsche Investitions - und Entwicklungsgesellschaft mbH (the “Bank”) pursuant to which the Bank has agreed to loan to Halla up to € 10,000,000 (Ten Million Euro) (the “Loan”) for capital improvements and expansion of its facilities. Subject to the terms and conditions of the Agreement, proceeds from the Loan may be disbursed to Halla in a single lump sum or in up to three installments upon the Bank’s receipt of a call notice from Halla. The Bank may suspend or terminate Halla’s right to disbursements of the Loan if the first disbursement of Loan proceeds does not occur by December 31, 2006. In addition, all requests for disbursement of the Loan proceeds must be made by Halla on or before March 31, 2007.

Initially, amounts disbursed under the Loan bear interest at a variable annual rate equal to the six month EURIBOR rate plus 2.85%. On the Interest Conversion Date, which is date that is two days before full disbursement of the Loan or March 31, 2007, whichever occurs earlier, the initial method of calculating the applicable interest rate converts and thereafter is calculated at a rate equal to 2.85% per annum plus the DEG Base Rate prevailing two days prior to the Interest Conversion Date. The DEG Base Rate is determined by the Bank on each semi-annual interest determination date, based upon the average of the interbank market fixed rate swap equivalent payable for receiving a stream of six months EURIBOR/LIBOR for the remaining lifetime of the Loan. Halla is obligated to repay the Loan in nine semi-annual installments, starting on October 15, 2009 and ending on October 15, 2013. In addition, Halla has granted the Bank a security interest in machinery and equipment with a value of at least € 8,000,000 (Eight Million Euro) during the first 8 months after the initial disbursement of the Loan proceeds and thereafter the security interest will attach to machinery and equipment with an aggregate value of at least € 16,000,000 (Sixteen Million Euro).

Under the terms of the Agreement, Halla is subject to customary affirmative and negative covenants. The Loan may be accelerated upon the occurrence of an event of default which include, among other things, a failure to make principal or interest payments, a failure to comply with other covenants and certain events of bankruptcy. If an event of default has occurred and is continuing, then the Bank may demand immediate payment of the Loan with accrued interest and other sums due and/or terminate the Agreement.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Agreement or the transactions contemplated thereby, or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

EXHIBITS

10.1 Loan Agreement, dated November 24, 2006, by and between Jinzhou Halla Electrical Equipment Co., Ltd. and DEG - Deutsche Investitions - und Entwicklungsgesellschaft mbH.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wonder Auto Technology, Inc.

Date: November 30, 2006

/s/ Qingjie Zhao
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement, dated November 24, 2006, by and between Jinzhou Halla Electrical Equipment Co., Ltd. and DEG - Deutsche Investitions - und Entwicklungsgesellschaft mbH.